Exhibit 4.15

Dated 1st November  2023

OET CHARTERING INC.

- and -

kyklades maritime corporation

_____________________________________

SHARED SERVICES AGREEMENT

_____________________________________

INDEX

Clause	Page

1	DEFINITIONS AND INTERPRETATION	1

2	appointment	3

3	Consideration	4

4	DUTIES RELATING TO SERVICES	4

5	liability	5

6	termination	5

7	Miscellaneous	5

10	Notices	6

11	Governing Law and Jurisdiction	6

THIS AGREEMENT is made on 1st November 2023

BETWEEN:

(1)	OET CHARTERING INC. whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, The Republic of the Marshall Islands (“OETC”)

and

(2)	KYKLADES MARITIME CORPORATION whose registered office is at 80 Broad Street, Monrovia, Liberia (“KMC”)

WHEREAS:

(A)	OET, through its OET Owners, is the beneficial owner of the OET Ships.

(B)	Each OET Owner has entered into:

(i)	its OETC Shipman, pursuant to which OETC was appointed the commercial manager of that OET Ship; and

(ii)	its KMC OET Shipman, pursuant to which KMC was appointed the technical manager of that OET Ship

(C)	OMH, through its OMH Owners, is the beneficial owner of the OMH Ships.

(D)	Each OMH Owner has entered into its KMC OMH Shipman pursuant to which KMC was appointed the technical and commercial manager of that OMH Ship.

(E)	Argonaftis, through its Argonaftis Owners, is the beneficial owner of the Argonaftis Ships.

(F)	Each Argonaftis Owner has entered into its KMC Argonaftis Shipman pursuant to which KMC was appointed the technical and commercial manager of that Argonaftis Ship.

(G)	This Agreement documents the Parties’ agreement to provide mutual business support in respect of their respective Ship Management by way of corporate, accounting, financial and other services.

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“Argonaftis” means Argonaftis Single Member EEPN, whose registered office is at Ethnarchou Makariou Avenue & 2 D. Falireos Street, 108547 Neo Faliro, Greece.

“Argonaftis Owner” means any wholly owned subsidiary of Argonaftis that is the registered owner or bareboat charterer of an Argonaftis Ship.

“Argonaftis Ship” means any ship owned or bareboat chartered by an Argonaftis Owner from time to time.

“KMC Argonaftis Shipman” means, in respect of an Argonaftis Ship, the commercial and technical ship management agreement made between (a) KMC as commercial and technical manager and (b) the relevant Argonaftis Owner.

“KMC OET Shipman” means, in respect of an OET Ship, the technical ship management agreement made between (a) KMC as technical manager and (b) the relevant OET Owner.

“KMC OMH Shipman” means, in respect of an OMH Ship, the commercial and technical ship management agreement made between (a) KMC as commercial and technical manager and (b) the relevant OMH Owner.

“OETC Shipman” means, in respect of an OET Ship, the commercial ship management agreement made between (a) OETC as commercial manager and (b) the relevant OET Owner.

“OET” means Okeanis Eco Tankers Corp., whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, The Republic of the Marshall Islands.

“OET Owner” means any wholly owned subsidiary of OET that is the registered owner or bareboat charterer of an OET Ship.

“OET Ship” means any ship owned or bareboat chartered by an OET Owner from time to time.

“OMH” means Okeanis Marine Holdings S.A., whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, The Republic of the Marshall Islands.

“OMH Owner” means any wholly owned subsidiary of OMH that is the registered owner or bareboat charterer of an OMH Ship.

“OMH Ship” means any ship owned or bareboat chartered by an OMH Owner from time to time.

“Party” means a party to this Agreement.

“Services” has the meaning given to it in Clause 2.2.

1.2	Unless a contrary indication appears, a reference in this Agreement to:

(a)	any agreement or instrument is a reference to that agreement or instrument as amended, novated, supplemented, extended or restated;

(b)	"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council, and any provision of law is a reference to that provision as amended or re-enacted;

(c)	a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(d)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(e)	any English legal term for any action, remedy, method of judicial proceeding, insolvency procedure, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(f)	words denoting the singular number shall include the plural and vice versa;

(g)	"including" and "in particular" (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used;

(h)	"OETC", "KMC", "OET", "OET Owners", "OMH", "OMH Owners", "Argonaftis", "Argonaftis Owners" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Agreement; and

(i)	clause headings are for ease of reference only and are not to be used for the purposes of construction or interpretation.

2	appointment

2.1	It is agreed that, on the terms and conditions of this Agreement:

(a)	OETC engages KMC to provide the Services on request from OETC, and KMC accepts such engagement;

(b)	KMC engages OETC to provide the Services on request from KMC, and OETC accepts such engagement.

2.2	Each Party shall on request from the other Party, undertake the following general and administrative activities (the “Services”) solely in relation to the OET Ships, the OMH Ships, the Argonaftis Ships, the OETC Shipmans, the KMC OET Shipmans, the KMC OMH Shipmans or the KMC Argonaftis Shipmans (as the case may be):

(a)	contract management services in respect of any shipbuilding contracts, memoranda of agreement and charters or other contracts of ship employment (including freight hire and management);

(b)	finance, control and accounting services, including the setting of budgets the provision of management, audited accounts (including internal auditing), management of debt or financing transactions and overseeing and operating bank accounts, payment of payables, collection of receivables;

(c)	procuring, storing and shipping all goods (including bunkers) required for the operation of an Argonaftis Ship, an OMH Ship or an OET Ship;

(d)	recruiting, screening, hiring, training and onboarding of all personnel (onshore and offshore) required to support selling, marketing and operating an Argonaftis Ship, an OMH Ship or an OET Ship and providing related HR services;

(e)	contracting with port destinations to ensure berthing availability and the rendering of services required in any given port;

(f)	recruiting, screening, hiring, training and onboarding of crew as well as arranging for crew travel to join any Argonaftis Ship, any OMH Ship or any OET Ship;

(g)	set up and operation of marine and technical services to ensure operational readiness of all machinery and equipment as well as development of standard operating procedures;

(h)	legal support services, including but not limited to support in transactional matters, compliance/ corporate compliance matters, employment matters, claim handling and litigation;

(i)	risk management and insurance procurement services facilitating the above;

(j)	general oversight of the above and other general and administrative activities in support of this Agreement;

(k)	IT services, including but not limited to communication systems, data management, cybersecurity, technical support and ensuring the efficient and secure operation of activities onboard and ashore; and

(l)	any other services reasonably required for the operation of any OHT Ship, Argonaftis Ship or OMH Ship, as mutually agreed.

2.3	No Party must in any way impede the other Party or any of its officers, servants or agents in the exercise of their rights and interests under or in connection with any OETC Shipman, KMC OET Shipman, KMC OMH Shipman or KMC Argonaftis Shipman (as the case may be).

2.4	The right by each Party to engage the Services is personal to that Party and is not assignable.

2.5	Nothing in this Agreement shall affect the rights and obligations of:

(a)	KMC under any KMC OET Shipman, KMC Argonaftis Shipman or KMC OMH Shipman; and

(b)	OETC under any OETC Shipman.

3	Consideration

3.1	The mutual provision for, and availability of, the Services between the Parties shall constitute good and adequate consideration under this Agreement without additional payments being required (including pursuant to any OETC Shipman, KMC OET Shipman, KMC Argonaftis Shipman or KMC OMH Shipman).

3.2	On the first anniversary of the date of this Agreement and annually thereafter, either Party may, by written notice, request an adjusting payment in respect of any Services that have been provided and such notice shall outline, in reasonable detail and evidence:

(a)	the reason why such adjusting payment is required in addition to the consideration set out in Clause 3.1;

(b)	the specific Services provided to which such adjusting payment relates; and

(c)	the proposed amount of such adjusting payment.

3.3	Upon receipt of a notice under Clause 3.2, the Parties shall discuss in good faith the extent to which such adjusting payment is necessary or appropriate.

4	DUTIES RELATING TO SERVICES

Each Party, as service provider:

(a)	shall (and shall procure that its employees shall) exercise reasonable skill and care and reasonable professional and technical expertise and judgment in the performance of the Services;

(b)	shall deploy such of its employees as are reasonably necessary to provide the Services on when requested; and

(c)	shall at all times, and on request, keep the other Party promptly and fully informed (in writing if so requested) of its performance of the Services and provide such explanations as it or they may reasonably require in connection therewith.

5	liability

5.1	Neither Party shall be liable for any loss, liability, claim, damage, cost or expense as a result of its failure to provide the Services as a result of mechanical breakdown, strike or arising from circumstances beyond the Parties’ control provided always that the other Party shall take all reasonable steps to mitigate the effect of any such mechanical breakdown, strike or circumstances beyond the Parties’ control.

5.2	Neither Party will not under any circumstances have any liability to the other for loss of business, loss of profits, loss of anticipated savings, loss of or damage to data, third party claims or any consequential loss.

5.3	Liability of all types will not in any circumstances exceed the aggregate amounts paid under this Agreement.

6	termination

6.1	The provision of the Services shall continue unless earlier terminated (a) by a two-month written notice given by either Party or (b) in accordance with Clause 6.2.

6.2	A Party may terminate this Agreement with immediate effect by sending a written notice to the other Party if the other Party:

(a)	commits a material breach of its obligations under this Agreement and, in the case of a breach capable of remedy such breach is not remedied within 14 days of being notified in writing specifically required to do so;

(b)	is unable or admits inability to pay its debts as they fall due;

(c)	disposes of the whole or any substantial part of its undertaking or assets; or

(d)	ceases to carry on all or any substantial part of its business.

6.3	Any termination of this Agreement, or of the provision of any Services hereunder, shall be without prejudice to:

(a)	any rights or liabilities of the Parties which have accrued on or before the date of such termination; or

(b)	any continuing rights and obligations of the parties in respect of any other Services in respect of which this Agreement has not been terminated.

7	Miscellaneous

7.1	Nothing in this Agreement shall create or be deemed to create a partnership or joint venture between the Parties.

7.2	Nothing in this Agreement shall constitute one Party as the agent of any other Party.

7.3	A person who is not a Party shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

7.4	Any provision of this Agreement may be modified or amended or waived only in writing.

7.5	If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability, of the remaining provisions shall not in any way be affected or impaired. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, the parties shall make suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

10	Notices

10.1	Any communication to be made under or in connection with this Agreement shall be made in the English language, in writing and, unless otherwise stated, may be made by email or fax number.

10.2	The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Agreement are

(a)	OETC: Eth. Makariou Ave. & 2 D. Falireos, 185 74, Neo Faliro, Piraeus, Greece / Fax no.: for the attention of ; and

(b)	KMC: Eth. Makariou Ave. & 2 D. Falireos, 185 74, Neo Faliro, Piraeus, Greece / Fax no.: , for the attention of .

10.3	Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(a)	if by way of email on receipt of a delivery return email from the correct address or 24 hours from delivery if no notice of delivery failure is received; or

(b)	if by way of letter, when it has been left at the relevant address or seven days after being deposited in the post postage prepaid (airmail if applicable) in an envelope addressed to it at that address.

11	Governing Law and Jurisdiction

11.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

11.2	The Parties hereby submit for all purposes connected herewith to the exclusive jurisdiction of the courts of England in relation to any matter arising out of this Agreement.

In Witness whereof the Parties have caused this Agreement to be duly executed as a deed by on the day and year first above written.

Execution Page

EXECUTED AND DELIVERED AS A DEED	)
by OET CHARTERING INC.	) /s/ Thaleia Kalafati
duly authorised for and on behalf of	) Thaleia Kalafati, Treasurer
)
in the presence of:	) /s/ Eirini Chaidemenou
Attorney at Law
Athens Bar Association (32172)
Eirini Chaidemenou
Athens-Greece

EXECUTED AND DELIVERED AS A DEED	)
by KYKLADES MARITIME CORPORATION	) /s/ Ioannis Sigalas
duly authorised for and on behalf of	) Ioannis Sigalas, Vice President
)
in the presence of:	) /s/ Eirini Chaidemenou
Attorney at Law
Athens Bar Association (32172)
Eirini Chaidemenou
Athens-Greece